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                                                                    Exhibit 21.1

Subsidiaries of GTS Duratek, Inc.

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
General Technical Services, Inc. (dba GTS Duratek)              (Maryland)
GTS Instrument Services, Incorporated                           (Maryland)
GTSD Sub, Inc.                                                  (Maryland)
GTSD Sub II, Inc.                                               (Maryland)
Analytical Resources, Inc.                                      (Pennsylvania)
DuraTherm, Inc.                                                 (Maryland)
GTS Duratek Bear Creek, Inc.                                    (Tennessee)
Hittman Transport Services, Inc.                                (Delaware)
GTS Duratek Colorado, Inc.                                      (Delaware)
SEG Nevada, Inc.                                                (Delaware)
SEG Equity Holdings, Inc.                                       (Delaware)
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